Exhibit 99.1

TIAA-CREF Global Real Estate and Developers Diversified to Form a Joint Venture to Acquire 67
Community Retail Center Properties for $3 Billion

NEW YORK and CLEVELAND, Nov. 3 /PRNewswire/ -- TIAA-CREF, the financial services organization and leading provider of retirement services in the academic, research, medical and cultural fields, and Developers Diversified (NYSE: DDR - News), the nation's leading owner, manager and developer of market-dominant community centers, announced today a joint venture to purchase a portfolio of 67 community retail centers for approximately $3.0 billion of total asset value.

"We believe that this joint venture shows that TIAA-CREF Global Real Estate can move nimbly on large and complex transactions and forge strong relationships with expert operators, such as Developers Diversified," said Tom Garbutt, managing director and head of TIAA-CREF's Global Real Estate unit. "As a long-term investor, we believe the purchase of high quality properties such as the 67 community retail centers will be an attractive way to bring value to our clients."

The properties that this joint venture intends to acquire represent a portion of the assets that will be acquired by Developers Diversified upon the consummation of its merger with Inland Retail Real Estate Trust, Inc. ("Inland"). The execution of this merger agreement was announced on October 23, 2006 and the merger is expected to be completed in the first quarter of 2007. The purchase by the joint venture of these 67 properties is conditioned upon the consummation of Developers Diversified's merger with Inland and other closing conditions.

Scott Wolstein, Developers Diversified's Chairman and Chief Executive Officer, commented, "We're delighted to establish this strategic partnership with TIAA-CREF, which we consider to be a leader among institutional real estate investors. TIAA-CREF's early commitment to this portfolio acquisition underscores both their recognition of the quality of the real estate and our ability to create value through aggressive asset management."

Mr. Garbutt further stated, "We believe that the attractive pricing and terms of this venture are a direct result of TIAA-CREF Global Real Estate's early participation in this transaction. We have been looking to strategically increase our retail exposure and we believe this purchase represents a unique opportunity to do so while focusing on opportunities for attractive rates of return for our investors."

Given Developers Diversified's size and experience, TIAA-CREF expects to receive added value from Developers Diversified's management through enhanced operating proficiency and strong tenant relationships.

An affiliate of TIAA will contribute 85% of the equity in the joint venture, and an affiliate of Developers Diversified will contribute 15% of the equity in the joint venture. The parties expect that leverage will not exceed 60% of the aggregate value of the properties.

The properties in this portfolio are located predominately in Southeastern U.S. markets and are currently anchored by leading discount and specialty retailers.

With an approximately $68 billion global portfolio of direct and indirect investments, TIAA-CREF is one of the largest institutional real estate investors in the nation. TIAA-CREF Global Real Estate through the accounts it manages directly owns over $20 billion in real estate assets made up of primarily high quality properties in the office, retail, industrial, and multi-family sectors. Investments are both domestic -- covering more than 40 states and the District of Columbia -- and foreign -- in Canada and Western Europe.

About TIAA-CREF

TIAA-CREF is a national financial services organization with more than $390 billion in combined assets under management (9/30/06) and the leading provider of retirement services to individuals and institutions in the academic, research, medical, philanthropic and cultural fields. Further information can be found at http://www.tiaa-cref.org.

About Developers Diversified

Developers Diversified owns and manages over 500 retail operating and development properties in 44 states, plus Puerto Rico and Brazil, totaling 118 million square feet. The Company is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops and leases shopping centers. Additional information about Developers Diversified is available on the Internet at http://www.ddr.com.

This release contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this release are forward-looking statements and are prefaced by words such as, but not limited to, "will," "believes," and "expects." All forward-looking statements speak only as of the date of this release. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, achievements or transactions of TIAA-CREF or other parties, including Developers Diversified and Inland and their affiliates, to differ from management's current expectations. Such risks, uncertainties and other factors include, among others, the consummation of the merger and the satisfaction of the conditions to consummating the transfer of the 67 community retail centers to the joint venture. Caution should be taken not to place undue reliance on management's forward-looking statements, which represent management's views only as of the date of this press release. Neither management nor TIAA-CREF nor its Affiliates undertake any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, changed assumptions, future events or otherwise.

TIAA-CREF Contact:	Developers Diversified Contact:
Chad Peterson	Michelle Dawson
Director, Media Relations	Vice President of Investor Relations
cpeterson@tiaa-cref.org	mdawson@ddr.com
Phone: 212-916-4808	Phone: 216-755-5500
Mobile: 917-715-9083

TIAA-CREF Individual & Institutional Services, LLC distributes securities products. Teachers Insurance and Annuity Association (TIAA), New York, NY, and TIAA-CREF Life Insurance Co., New York, NY, issue insurance and annuities.